CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated August 2, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A No. 33-50213) of Dreyfus Florida Municipal Money Market Fund.

ERNST & YOUNG LLP